Exhibit 10.13

March 11, 2017

Jo Viney

Dear Jo:

On behalf of Immunotolerance, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company.

1.    You will be employed to serve on a full-time basis as Founder and Chief Scientific Officer effective March 27, 2017. You will have such duties and responsibilities as are customary for such position, plus such other duties as may from time to time be assigned to you by the Company. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. You will perform your services under this Agreement primarily at the Company’s offices in the Boston, Massachusetts area. Notwithstanding anything in the preceding sentence, however, you understand and agree that your employment will require travel from time to time.

2.    Your base salary will be at the rate of $28,125 per monthly pay period (equivalent to an annualized base salary of $337,500), subject to tax and other withholdings as required by law.

3.    Following the end of each calendar year and subject to the approval of the Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at $101,250, based on your individual performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole discretion; provided, however, that for 2017 any such bonus shall be determined on a pro-rated basis. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.

4.    You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

5.    You will be eligible for a maximum of five weeks of vacation per calendar year to be taken in accordance with the standard written policies of the Company. The number of vacation days for which you are eligible shall accrue at the rate of 2.0833 days per month that you are employed during such calendar year. You may carry over one week of vacation at the end of each calendar year to the subsequent calendar year.

6.    Subject to the approval of the Board and the terms and conditions of the Restricted Stock Agreement and the Company’s 2017 Stock Plan, the Company shall issue and sell to you and you shall purchase 2,000,000 shares (the “Shares”) of common stock, $.0001 par value, of the Company (“Common Stock”), at a purchase price of $.0001 per share (aggregate purchase price of $200).    The Shares will be evidenced in writing by, and subject to, the terms of the Company’s 2017 Stock Plan and the Restricted Stock Agreement provided by the Company, which agreement will include terms specifying monthly vesting over four years with a one year cliff, repurchase option for the Company and right of first refusal for purchase of the Shares by the Company. The Restricted Stock Agreement will provide for 100% accelerated vesting in the event that your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) in each case within twelve (12) months following a Change of Control (as defined below).

7.    Upon submission of appropriate documentation in accordance with Company policies, the Company will promptly pay, or reimburse you for, all reasonable business expenses that you incur in performing your duties under this Agreement, as long as such expenses are reimbursable under the Company’s policies. Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company’s procedures.

8.    If your employment is terminated by the Company without Cause or if you terminate your employment for Good Reason, (i) the Company will pay you as severance pay an aggregate amount equivalent to six (6) months (the “severance pay period”) of your then current annual base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in accordance with the Company’s regular payroll practices over a period of six (6) months beginning in the Company’s first regular payroll cycle after the Release Agreement (as defined below) becomes effective; provided, however, that if the 60th day referenced below occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year; and (ii) should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of six (6) months following your termination (the “benefits period”) continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation). To receive any of the severance benefits provided for in this Agreement, you must deliver to the Company a separation agreement and general release of claims (the “Release Agreement”) in the form the Company provides (which shall include a release of all releasable claims, obligations to cooperate and not disparage the Company, and reaffirmation of your obligations under the Restrictive Covenants Agreements (as defined below)), which Release Agreement must become irrevocable within 60 days (or such earlier date as the release provides) following the date of your termination of employment. Attached as Appendix A are the terms and conditions applicable to the payment of any severance hereunder.

9.    If your employment is terminated by the Company for Cause or if you terminate your employment other than for Good Reason, the Company shall pay you your earned and accrued but unpaid cash compensation, in the form of a lump-sum payment, to be paid not later than the next regular payroll cycle following your date of termination, which shall equal the sum of (i) any portion of your then current annual base salary earned through the date of termination that has not yet been paid, (ii) any unpaid retention and performance bonus that was earned by you and declared due and owing by the Company and (iii) any accrued but unpaid vacation time, in each case subject to applicable taxes and withholding. The Company shall also provide you with any other benefits (other than severance benefits) to which you are entitled under the Company’s benefit plans and arrangements as and when due under such plans and arrangements.

10.    For purposes of this Agreement:

“Cause” means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Board that you have (i) engaged in dishonesty, willful misconduct or gross negligence, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) breached the terms of any of the restrictive covenants or confidentiality agreements or any similar agreement with the Company; (iv) violated Company policies or procedures, and/or (v) failed to perform your assigned duties to the Board’s satisfaction, following notice of such failure by the Company and a period of 15 days to cure.

“Change of Control” means, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Change of Control” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Change of Control” under (c) and/or (d) above.

“Good Reason” means that the Company has engaged in any of the following without your consent: (a) any material and adverse change in your job duties, authority or responsibilities to those of lesser status, (b) any material and adverse breach of this Agreement by the Company, (c) relocation of the Company’s headquarters more than fifty (50) miles from its present location or your transfer to any location more than fifty (50) miles from the location of the current headquarters or (d) any material reduction in your base compensation (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries of the other executives); provided, that no such event shall constitute Good Reason unless (i) you provide written notice of such event to the Company within thirty (30) days of the occurrence of such event, (ii) the Company fails to cure such event within thirty (30) days following receipt of your written notice and (iii) you actually terminate employment within 30 days following the cure period.

11.    In connection with signing this Agreement, and as a condition of your continued employment with the Company, you agree to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B (collectively, the “Restrictive Covenants Agreements”), which address your responsibilities to the Company in connection with confidentiality, transfer and protection of intellectual property, noncompetition, and non-solicitation of employees and customers.

12.    You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

13.    You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

14.    This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent set forth in Sections 6, 8 and 9 hereof.

15.    This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

* * *

If you agree with the provisions of this letter, please sign this letter in the space provided below and return it to me.

Very truly yours,

By:	/s/ Alan Crane
Name:	Alan Crane
Title:	President

The foregoing correctly sets forth the terms of my

employment by Immunotolerance, Inc.

/s/ Jo Viney	Date:	March 13, 2017
Name: Jo Viney

APPENDIX A

Payments Subject to Section 409A

1.     Subject to this Appendix A, any severance payments that may be due under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Agreement, as applicable:

(a)    It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)    If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)    If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)    Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)    Each installment of the severance payments due under the Agreement that is not described in this Appendix A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.    The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.    Any reimbursements and in-kind benefits provided under the Agreement or otherwise that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement or otherwise be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year; and (iii) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

4.     The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement (including this Appendix) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.